SPIRIT AEROSYSTEMS HOLDINGS, INC.
AMENDED AND RESTATED 2014 OMNIBUS INCENTIVE PLAN

FORM OF

TIME-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT

Grantee: ●
Award: ● Restricted Stock Units
Grant Date: ●
Fair Market Value on Grant Date: $●

This Time-Based Restricted Stock Unit Award Agreement (the “Award Agreement”) is dated as of the Grant Date by and between the Grantee and Spirit AeroSystems Holdings, Inc. (the “Company”), pursuant to the Spirit AeroSystems Holdings, Inc. Amended and Restated 2014 Omnibus Incentive Plan (as amended from time to time, the “Plan”) and the Company’s Long-Term Incentive Program (as amended from time to time, the “LTIP”). Capitalized terms not defined in this Award Agreement have the meanings as used or defined in the Plan.

1.Award. Pursuant to the Plan and the LTIP, the Company hereby awards to the Grantee this award of Restricted Stock Units (this “Award”). Each Restricted Stock Unit represents the right to receive one Share, subject to the terms and conditions set forth in this Award Agreement, [including any additional terms and conditions for the Employee’s country set forth in Appendix A,] the Plan, and the LTIP, including but not limited to the vesting conditions contained in Paragraph 2.

2.Vesting and Expiration of Restricted Period. Except as otherwise provided herein or in the Plan or the LTIP, the Restricted Stock Units will vest and the Restricted Period will expire over the three years following the Grant Date pursuant to the following vesting schedule:

Years of Service After the Grant Date	Vested Percentage
Less than 1	0%
1 but less than 2	33%
2 but less than 3	66%
3 or more	100%

The Grantee will be credited with a year of service after the Grant Date for each 12-month period after the Grant Date during which the Grantee is continuously employed by the Company or an Affiliate. Notwithstanding the foregoing, the Committee may at any time, in its sole discretion, credit the Grantee with additional service or otherwise accelerate vesting or remove restrictions with respect to the Restricted Stock Units, if the Committee determines, in its sole discretion, it is in the best interests of the Company to do so.

3.Delivery. Except as otherwise provided herein, as soon as administratively feasible following the earlier of (a) the date on which the Restricted Stock Units vest pursuant to the schedule prescribed in Paragraph 2, (b) upon the Grantee’s death or Disability, in accordance with Paragraph 6 below, or (c) upon the Grantee’s Retirement, in accordance with Paragraph 7 below (but in all cases, no later than 90 days following such payment event, except in the case of death, in which case, payment can be at any time permitted under Code Section 409A), the Company will deliver to the Grantee one Share for each outstanding Restricted Stock Unit granted hereunder. Notwithstanding the foregoing, the Company may, in its sole discretion, (a) elect to pay cash in respect of all or part of such Restricted Stock Units or (b) defer the delivery of Shares beyond the date on which such Restricted Stock Units vest, if such extension would not cause adverse tax consequences under Code Section 409A. If cash is paid in respect of all or part of the Restricted Stock Units granted hereunder, the amount of cash paid will be equal to the Fair Market Value of the Shares as of the date on which the applicable Restricted Stock Units vest.

4.Dividends. Any dividends payable on Shares corresponding to the Restricted Stock Units granted hereunder will be held and accumulated by the Company in the form of Dividend Equivalents until such Restricted Stock Units vest. To the extent Dividend Equivalents are accumulated with respect to the Restricted Stock Units, they will be delivered (without interest) to the Grantee within 30 days following the date on which the Restricted Stock Units vest. The Grantee’s right to any Dividend Equivalents is subject to forfeiture provisions, as set forth in Paragraph 5.

5.Forfeiture. Except as provided in Paragraph 6 or 7 and Sections 13.1 and 15.7 of the Plan, or as otherwise determined by the Committee, upon the Grantee’s Termination prior to vesting and the expiration of the Restricted Period, any outstanding, unvested Restricted Stock Units will be forfeited. No Dividend Equivalents will be paid in respect to such forfeited Restricted Stock Units.

6.Death or Disability. Notwithstanding any other provision of this Award Agreement or the Plan, upon the Grantee’s death or Disability prior to vesting and the expiration of the Restricted Period, the Grantee will fully vest in his or her outstanding, unvested Restricted Stock Units.

7.Retirement. Notwithstanding any other provision of this Award Agreement or the Plan, upon the Grantee’s Termination due to Retirement prior to vesting and the expiration of the Restricted Period, the Grantee will fully vest in his or her outstanding, unvested Restricted Stock Units. For purposes of this Award Agreement, “Retirement” means any Termination on or after the date when the Grantee has attained age 62 and the Grantee has been continuously employed for at least three years by the Company, an Affiliate or an entity acquired by the Company or an Affiliate immediately prior to such Termination, other than a Termination by the Company for Cause, a Termination by Grantee at a time that Cause exists, or a Termination due to the Grantee’s death or Disability. For the avoidance of doubt, if the Grantee experiences a Termination for any reason and is subsequently re-employed by the Company, an Affiliate or an entity acquired by the Company or an Affiliate, then the three year service requirement must be satisfied following such re-employment in order for the Grantee to be Retirement eligible. Notwithstanding the foregoing, the Grantee will be treated as having terminated employment subject to Paragraph 5 hereof if the Committee determines that applying this Paragraph 7 to retirees (based on age at the time of termination) and not to all employees violates any law or public policy applicable to the Grantee and/or this Award (whether as applied to all holders of Restricted Stock Units or only holders of Restricted Stock Units in the jurisdiction where the Grantee is employed).

8.Change of Control. Upon a Change in Control and the incurrence of a Qualifying Termination, the Grantee shall be entitled to the treatment specified in Article 13 of the Plan.

9.Clawback Policy/Recoupment. This Award of Restricted Stock Units is subject to the clawback provisions of Section 15.20 of the Plan, any applicable law and any Company policy on the recovery of compensation, as it exists now or as later adopted and as amended and in effect from time to time. For these purposes, the parties acknowledge that this Award Agreement is deemed to provide the Committee with discretion to take all actions permitted by Section 15.20, and the Committee is deemed to have provided for all forfeiture and repayment requirements with respect to this Award, as described therein.

10.Transferability and Resale Restrictions. Prior to vesting and the expiration of the Restricted Period, the Restricted Stock Units and the rights relating thereto may not be assigned, alienated, pledged, attached, sold, or otherwise transferred or encumbered by the Grantee other than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer, or encumbrance will be void and unenforceable against the Company or any Affiliate. Any Shares delivered pursuant to this Award Agreement will be subject to such conditions and restrictions on transfer (if any) as are set forth in the Company’s certificate of incorporation and bylaws, as well as any stockholders agreement and any other agreement entered into with respect to such Shares.

11.Tax Representations and Tax Withholding. By accepting this Award, the Grantee acknowledges and agrees that regardless of any action the Company or, if different, the Affiliate employing the Grantee (the “Employer”) takes with respect to any or all federal, state, local or foreign income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax related items (“Tax-Related Items”), the Grantee acknowledges that the ultimate liability for all Tax-Related Items associated with the Restricted Stock Units is and remains the Grantee’s responsibility and may exceed the amount, if any, actually withheld by the Company or the Employer and that the Company and the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Stock Units, including, but not limited to, the grant or vesting of the Restricted Stock Units, the delivery of the Shares, the subsequent sale of Shares acquired at vesting and the receipt of any dividends or dividend equivalents; and (ii) do not commit to structure the terms of the grant or any aspect of the Restricted Stock Units to reduce or eliminate the Grantee’s liability for Tax-Related Items. Further, if the Grantee is subject to tax in more than one jurisdiction, the Grantee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to the relevant taxable event, the Grantee shall pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all withholding and payment on account obligations for Tax-Related Items of the Company and/or the Employer. In this regard, the Grantee authorizes the Company and the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items legally applicable to the Grantee (with respect to the Restricted Stock Units granted hereunder as well as any equity awards previously received by the Grantee under any Company stock plan) by one or a combination of the withholding methods set forth under Section 15.3 of the Plan.

Depending on the withholding method, the Company and/or Employer may withhold or account for Tax-Related Items by considering statutory withholding rates or other applicable withholding rates, including maximum rates applicable in the Grantee’s jurisdiction(s). In the event of over-withholding, the Grantee may receive a refund of any over-withheld amount in cash and will have no entitlement to the equivalent in Shares, or if not refunded, the Grantee may seek a refund from the applicable tax authorities. In the event of under-withholding, the Grantee may be required to pay additional Tax-Related Items directly to the applicable tax authorities or to the Company and/or the Employer. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the Grantee is deemed to have been issued the full number of Shares subject to the vested Restricted Stock Units, notwithstanding that a number of Shares is held back solely for purposes of paying the Tax-Related Items.

The Grantee agrees to pay to the Company or the Employer any amount of Tax-Related Items that the Company and/or the Employer may be required to withhold or account for as a result of the Grantee’s participation in the Plan that cannot be satisfied by the withholding methods set forth under Section 15.3 of the Plan. The Company may refuse to issue or deliver to the Grantee any Shares or proceeds from the sale of Shares if the Grantee fails to comply with the Grantee’s obligations in connection with the Tax-Related Items.

12.Nature of Grant. In accepting the grant of the Restricted Stock Units, the Grantee acknowledges, understands and agrees that:

a.the Plan and the LTIP are established voluntarily by the Company, they are discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan and the LTIP;

b.the grant of the Restricted Stock Units is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of an award, or benefits in lieu of an award, even if Restricted Stock Units have been granted in the past;

c.all decisions with respect to future grants of Restricted Stock Units or other grants, if any, will be at the sole discretion of the Company;

d.the Grantee is voluntarily participating in the Plan and LTIP;

e.the Restricted Stock Units and the Shares subject to the Restricted Stock, and the income from and value of same, are not intended to replace any pension rights or compensation;

f.the Restricted Stock Units and the Shares subject to the Restricted Stock Units, and the income from and value of same, are not part of normal or expected compensation for purposes of, including but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, holiday pay, long-service awards, pension or retirement or welfare benefits or similar payments;

g.unless otherwise agreed with the Company in writing, the Restricted Stock Units and the Shares subject to the Restricted Stock Units, and the income from and value of same, are not granted as consideration for, or in connection with, the service the Grantee may provide as a director of an affiliate;

h.the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;

i.no claim or entitlement to compensation or damages shall arise from forfeiture of the Restricted Stock Units resulting from the termination of the Grantee’s Termination (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Grantee is employed or the terms of the Grantee’s employment or service agreement, if any); and

j.neither the Company nor the Employer shall be liable for any foreign exchange rate fluctuation between the Grantee’s local currency and the United States Dollar that may affect the value of the Restricted Stock Units or of any amounts due to the Grantee pursuant to the settlement of Grantee's or the subsequent sale of any Shares acquired upon settlement.

13.[Data Privacy.

a.Data Collection and Usage. The Company collects, discloses, or uses the Grantee’s personal data: name, home address, email address and telephone number, date of birth, social insurance, passport or other identification number, salary, citizenship, job title, any Shares of stock or directorships held in the Company, and details of all rights to Shares of stock canceled, vested, or outstanding in the Grantee’s favor, which the Company receives from the Grantee or the Employer (“Personal Data”). The Company will collect, disclose, or use Personal Data for the purposes of allocating Shares and implementing, administering and managing the Grantee’s participation in the Plan and the LTIP. The Company’s legal basis for the collection, disclosure, or use of Personal Data will be the Grantee’s consent.

b.Stock Plan Administration Service Providers. The Company may disclose Personal Data to Shareworks by Morgan Stanley, an independent service provider based in the United States, which assists the Company with the implementation, administration and management of the Plan and the LTIP. In the future, the Company may select a different service provider and share Personal Data with another company that serves in a similar manner. The Company’s service provider will open an account for the Grantee to receive and trade Shares. The Grantee will be asked to agree on separate terms and data processing practices with the service provider, which is a condition of the Grantee’s ability to participate in the Plan and the LTIP.

c.International Data Transfers. The Company and its service providers are based in the United States. The Company’s legal basis for the transfer of Personal Data is the Grantee’s consent.

d.Data Retention. The Company will retain Personal Data only as long as is necessary to implement, administer and manage the Grantee’s participation in the Plan and the LTIP or as required to comply with legal or regulatory obligations, including under tax and security laws (which generally will be seven years after the Grantee ceases participating in the Plan and the LTIP). When the Company no longer needs Personal Data, the Company will remove it from its systems. If the Company keeps Personal Data longer, it would be to satisfy legal or regulatory obligations and the Company’s legal basis would be compliance with the relevant laws or regulations.

e.Voluntariness and Consequences of Consent Denial or Withdrawal. The Grantee’s participation in the Plan and the Grantee’s grant of consent is purely voluntary. The Grantee may deny or withdraw the Grantee’s consent at any time. If the Grantee does not consent, or if the Grantee withdraws consent, the Grantee cannot participate in the Plan and the LTIP. This would not affect the Grantee’s salary as an employee of the Employer or the Grantee’s career at the Employer; the Grantee would merely forfeit the opportunities associated with the Plan and the LTIP.

f.Data Subject Rights. The Grantee has the right to (a) request access or copies of Personal Data the Company has, (b) rectify incorrect Personal Data, (c) delete Personal Data, (d) restrict Personal Data processing, and/or (e) lodge complaints with competent authorities. To receive clarification regarding the Grantee’s rights and use of Personal Data by the Company or to exercise the Grantee’s rights the Grantee can contact the corporate privacy team at CorporatePrivacy@spiritaero.com.

The Grantee hereby explicitly and unambiguously consents to the collection, disclosure, use and transfer, in electronic or other form, of Personal Data as described in this Award Agreement and any other grant materials by and among, as applicable, the Company and any other Affiliate (including the Employer) for the purposes of allocating Shares and implementing, administering and managing the Grantee’s participation in the Plan and the LTIP.

14.Exchange Control, Foreign Asset/Account and/or Tax Reporting. The Grantee acknowledges that there may be certain exchange control, foreign asset/account and/or tax reporting requirements that may affect the Grantee’s ability to acquire or hold Shares or cash received from participating in the Plan and the LTIP (including the receipt of any dividends paid on Shares and the proceeds from the sale of Shares) in a brokerage or bank account outside the Grantee’s country. The Grantee may be required to report such accounts, assets or related transactions to the tax or other authorities in the Grantee’s country. The Grantee also may be required to repatriate sale proceeds or other funds received as a result of participating in the Plan and the LTIP to Grantee’s country within a certain time after receipt. The Grantee acknowledges that it is Grantee’s responsibility to comply with such regulations and that the Grantee should speak to his or her personal advisor on this matter.

15.Insider Trading/Market Abuse. The Grantee may be subject to insider trading restrictions and/or market abuse laws based on the exchange on which the Shares are listed and in applicable jurisdictions, including the United States, the Grantee’s country and the designated broker’s country, which may affect the Grantee’s ability to accept, acquire, sell or otherwise dispose of Shares, rights to Shares (e.g., the Restricted Stock Units) or rights linked to the value of Shares under the Plan and the LTIP during such times that the Grantee is considered to have “inside information” regarding the Company (as defined by the laws or regulations in the Grantee’s country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. The Grantee acknowledges that it is the Grantee’s responsibility to comply with any applicable restrictions and that the Grantee should speak to his or her personal advisor on this matter.

16.Appendix. Notwithstanding any provisions in this Award Agreement to the contrary, the Restricted Stock Units shall be subject to any special terms and conditions set forth in Appendix A to this Award Agreement for the Grantee’s country of residence (and country of employment or service, if different). Moreover, if the Grantee relocates to another country, any special terms and conditions for such country will apply to the Grantee, to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable for legal or administrative reasons (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate the Grantee’s transfer). The addendum constitutes part of this Award Agreement.]

17.Entire Agreement. The Plan and the LTIP are incorporated herein by reference. This Award Agreement, the Plan and the LTIP constitute the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersede all prior understandings and agreements with respect to such subject matter. Except as otherwise set forth herein, this Award Agreement shall be construed in accordance with the provisions of the Plan and if and to the extent that this Award Agreement conflicts or is inconsistent with the terms, conditions and provisions of the Plan, the Plan shall control. Any action taken or decision made by the Committee arising out of or in connection with the construction, administration, interpretation or effect of this Award Agreement shall lie within its sole discretion, as the case may be, and shall be final, conclusive and binding on the Grantee and all persons claiming under or through the Grantee.

18.Severability. If any provision of this Award Agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any person or entity or Award, or would disqualify the Award under any law deemed applicable by the Committee, such provision will be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Award Agreement, such provision will be construed or deemed stricken as to such jurisdiction, person or entity or Award and the remainder of the Award Agreement will remain in full force and effect.

19.Amendment. The Committee may, to the extent consistent with the terms of this Award Agreement, waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel, or terminate, this Award or this Award Agreement, prospectively or retroactively, except that any such waiver, amendment, alteration, suspension, discontinuance, cancellation, or termination that would materially and adversely affect the rights of the Grantee under this Award Agreement will not be effective without consent of the Grantee. Except as provided in Section 14.1 of the Plan, the Board may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time.

20.No Obligation to Employ. Nothing in this Award Agreement or the Plan will be construed as giving the Grantee any right to be retained in the employ or service of the Company or any Affiliate. The Company or any Affiliate may at any time dismiss the Grantee from employment or discontinue any consulting relationship, free from any liability or any claim under this Award Agreement and the Plan, unless otherwise expressly provided in this Award Agreement or the Plan. By accepting this Award, the Grantee will be deemed to have waived any claim to continued exercise or vesting of this Award or to damages or severance entitlement related to non-continuation of this Award beyond the period provided under this Award Agreement or the Plan, except to the extent of any provision to the contrary in any written employment contract or other agreement between the Company or any Affiliate and the Grantee, whether any such agreement is executed before, on, or after the Grant Date.

21.Notices and Information. Any notice required to be given or delivered to the Company under the terms of this Award Agreement shall be in writing and addressed to the Corporate Secretary of the Company at its principal corporate offices. Any notice required to be given or delivered to the Grantee shall be in writing and addressed to the Grantee at the Grantee’s last known address on file with the Company. All notices shall be deemed to have been given or delivered upon: (i) personal delivery; (ii) three (3) days after deposit in the United States mail by certified or registered mail (return receipt requested); (iii) one (1) business day after deposit with any return receipt express courier (prepaid); or (iv) one (1) business day after transmission by facsimile. For additional information regarding this Award Agreement, the LTIP, the Plan or the administrators of the Plan, please contact the Company’s Corporate Secretary at 3801 South Oliver, Wichita, Kansas 67210, (316) 526-9000.

22.Language. The Grantee acknowledges that he or she is proficient in the English language, or has consulted with an advisor who is proficient in the English language, so as to enable the Grantee to understand the provisions of this Award Agreement, the Plan and the LTIP. If the Grantee has received this Award Agreement or any other document related to the Plan or the LTIP translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

23.Electronic Delivery and Acceptance. The Company, in its sole discretion, may decide to deliver any documents related to current or future participation in the Plan and the LTIP by electronic means. The Grantee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan and the LTIP through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

24.Successors. The Company may assign any of its rights under this Award Agreement. This Award Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company.

25.GOVERNING LAW AND VENUE. THIS AWARD AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS MADE AND PERFORMED WHOLLY WITHIN THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PROVISIONS THEREOF. FOR ANY LEGAL ACTION RELATING TO THIS AWARD AGREEMENT, THE PARTIES TO THIS AWARD AGREEMENT CONSENT TO THE EXCLUSIVE JURISDICTION AND VENUE OF THE FEDERAL COURTS OF THE STATE OF KANSAS, USA, AND, IF THERE IS NO JURISDICTION IN FEDERAL COURT, TO THE EXCLUSIVE JURISDICTION AND VENUE OF THE STATE COURTS IN SEDGWICK COUNTY, KANSAS, USA.

26.Headings. The headings in this Award Agreement are for convenience of reference only, and in the event of any conflict, the text of this Award Agreement, rather than such headings will control.

IN WITNESS WHEREOF, SPIRIT AEROSYSTEMS HOLDINGS, INC. has
caused this Aware Agreement to be duly executed and delivered as of the Grant Date.

By:
SPIRIT AEROSYSTEMS HOLDINGS, INC.
Name:
Title:

By:

GRANTEE
Name:

[APPENDIX A

TIME-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT
UNDER THE
SPIRIT AEROSYSTEMS HOLDINGS, INC.
AMENDED AND RESTATED 2014 OMNIBUS INCENTIVE PLAN

COUNTRY- SPECIFIC PROVISIONS

In addition to the terms of the Plan, the LTIP and the Award Agreement, the Restricted Stock Units are subject to the following additional terms and conditions (this “Appendix A”). All capitalized terms as contained in this Appendix A shall have the same meaning as set forth in the Plan, the LTIP and the Award Agreement.

This Appendix A includes additional terms and conditions applicable to the Grantee’s Award if the Grantee resides in one of the countries listed below. This Appendix may also include information regarding exchange controls, tax and certain other issues of which the Grantee should be aware with respect to the Grantee’s participation in the Plan and the LTIP. The information is based on the securities, exchange control, tax and other laws in effect as of January [ ]. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Grantee not rely on the information contained herein as the only source of information relating to the consequences of the Grantee’s participation in the Plan because the information may be out of date at the time the Grantee vests in the Restricted Stock Units or sells Shares.

In addition, the information contained herein in general in nature and may not apply to the Grantee’s particular situation, and the Company is not in a position to assure the Grantee of any particular result. Accordingly, the Grantee should seek appropriate professional advice as to how the relevant laws in the Grantee’s country apply to the Grantee’s specific situation.

If the Grantee is a citizen or resident (or is considered as such for local tax purposes) of a country other than the one in which the Grantee is currently residing and/or working, or if the Grantee transfers employment and/or residency to another country after the grant of the Award, the information contained herein may not be applicable to the Grantee in the same manner.

CANADA

Terms and Conditions

Mandatory Share Settlement of Award. Notwithstanding anything in the Plan or the Award Agreement to the contrary, the Restricted Stock Units and any dividend equivalents shall be settled only in Shares (and shall not be settled in cash).

The following terms and conditions will apply if the Grantee is a resident of Quebec:

Language Consent. A French translation of the Plan, the LTIP and the Award Agreement will be made available to the Grantee as soon as reasonably practicable. The Grantee understands that, from time to time, additional information related to the offering of the Plan might be provided in English and such information may not be immediately available in French. However, upon request, the Company will translate into French documents related to the offering of the Plan as soon as reasonably practicable.

Consentement Linguistique. Une traduction française du Plan, du LTIP, et de l'Accord sera mise à la disposition du Participant dès que raisonnablement possible. Le Participant comprend que, de temps à autre, des informations supplémentaires liées à l'offre du Plan peuvent être fournies en anglais et que ces informations peuvent ne pas être immédiatement disponibles en français. Cependant, sur demande, la Société traduira en français les documents relatifs à l'offre du Plan dès que raisonnablement possible.

Data Privacy. This provision supplements Paragraph 13 of the Award Agreement:

The Grantee hereby authorizes the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan and the LTIP. The Grantee further authorizes the Company, the Employer and/or any other Affiliate to disclose and discuss such information with their advisors. The Grantee also authorizes the Company, the Employer and/or any other Affiliate to record such information and to keep such information in the Grantee’s employee file. Additionally, the Grantee acknowledges and agrees that the Grantee's personal information, including any sensitive information, may be transferred or disclosed to parties outside of the province of Quebec, including to the United States. Finally, the Grantee acknowledges and authorizes the Company and other parties involved in the administration of the Plan and the LTIP to use technology for profiling purposes and to make automated decisions that may have an impact on the Grantee's participation in the Plan and the LTIP or the administration of the Plan and the LTIP.

Notifications

Securities Law Information. The Grantee is permitted to sell Shares acquired under the Plan through the designated broker appointed under the Plan, if any, provided the resale of Shares acquired under the Plan takes place outside Canada through the facilities of a stock exchange on which the Shares are publicly traded, quoted or listed (i.e., the New York Stock Exchange).

Foreign Asset/Account Reporting Notification. The Grantee is required to report any foreign specified property (including Shares acquired under the Plan) with a value exceeding C$100,000 on Form T1135 (Foreign Income Verification Statement) on an annual basis. The statement is due at the same time as the Grantee 's annual tax return. The Restricted Stock Units must be reported (generally at a nil cost) if the $100,000 cost threshold is exceeded because of other foreign specified property the Grantee holds at any time during the year. If Shares are acquired, their cost generally is the adjusted cost base (“ACB”) of the Shares. The ACB ordinarily would equal the Fair Market Value of the Shares at the time of acquisition, but if the Grantee owns other Shares, this ACB may have to be averaged with the ACB of the other Shares. The form must be filed by April 30 of the following year. The Grantee is strongly advised to check with his or her personal advisor regarding the Grantee 's reporting obligations.

CHINA

Terms and Conditions

The following terms and conditions apply only if the Grantee is a local national of the People’s Republic of China (“PRC”), or otherwise subject to PRC exchange control restrictions, as determined by the Company in its sole discretion.

Award Payable only in Cash. Notwithstanding any discretion in the Plan or anything to the contrary in the Award Agreement, the grant of Restricted Stock Units does not provide any right for the Grantee to receive Shares, and the Restricted Stock Units and any dividend equivalents are payable in cash only to be paid through local payroll.

FRANCE

Terms and Conditions

Award Payable only in Cash. Notwithstanding any discretion in the Plan or anything to the contrary in the Award Agreement, the grant of Restricted Stock Units does not provide any right for the Grantee to receive Shares, and the Restricted Stock Units and any dividend equivalents are payable in cash only to be paid through local payroll.

Language Acknowledgement. By accepting the Award Agreement providing for the terms and conditions of the Grantee’s grant, the Grantee confirms having read and understood the documents relating to this grant (the Plan and this Award Agreement) which were provided in English language. The Grantee accepts the terms of those documents accordingly.

En acceptant le Contrat décrivant les termes et conditions de l’attribution au Bénéficiaire, ce dernier confirme avoir lu et compris les documents relatifs à cette attribution (le Plan et le présent Contrat) qui ont été communiqués en langue anglaise. Le Bénéficiaire accepte les termes de ces documents en connaissance de cause.

MALAYSIA

Notifications

Director Notification Obligation. If the Grantee is a director of the Company's Subsidiary in Malaysia, the Grantee is subject to certain notification requirements under the Malaysian Companies Act. Among these requirements is an obligation to notify the Malaysian Subsidiary in writing when the Grantee receives or disposes of an interest (e.g., Restricted Stock Units, Shares, etc.) in the Company or any related company. This notification must be made within 14 days of receiving or disposing of any interest in the Company or any of its Subsidiaries.

MOROCCO

Terms and Conditions

Award Payable only in Cash. Notwithstanding any discretion in the Plan or anything to the contrary in the Award Agreement, the grant of Restricted Stock Units does not provide any right for the Grantee to receive Shares, and the Restricted Stock Units and any dividend equivalents are payable in cash only to be paid through local payroll.

SINGAPORE

Terms and Conditions

Award Payable only in Cash. Notwithstanding any discretion in the Plan or anything to the contrary in the Award Agreement, the grant of Restricted Stock Units does not provide any right for the Grantee to receive Shares, and the Restricted Stock Units and any dividend equivalents are payable in cash only to be paid through local payroll.

UNITED KINGDOM

Terms and Conditions

Award Payable only in Shares. Notwithstanding any discretion in the Plan or anything to the contrary in the Award Agreement, the grant of Restricted Stock Units does not provide any right for the Grantee to receive a cash payment, and the Restricted Stock Units and any dividend equivalents are payable in Shares only.

Tax Obligations. The following provision supplements Paragraph 11 of the Award Agreement:

The Grantee agrees to be liable for any Tax-Related Items and hereby covenants to pay any such Tax-Related Items, as and when requested by the Company or, if different, the Employer or by Her Majesty’s Revenue & Customs (“HMRC”) (or any other tax authority or any other relevant authority). The Grantee also agrees to indemnify and keep indemnified the Company and, if different, the Employer against any Tax-Related Items that they are required to pay or withhold or have paid or will pay to HMRC on his or her behalf (or any other tax authority or any other relevant authority).

Notwithstanding the foregoing, if the Grantee is a director or an executive officer of the Company (within the meaning of such terms for purposes of Section 13(k) of the Exchange Act),

the Grantee acknowledges that he or she may not be able to indemnify the Company or the Employer for the amount of any income tax not collected from or paid by him or her, as it may be considered a loan. In this case, the amount of any income tax not collected within 90 days of the end of the U.K. tax year in which the event giving rise to the Tax-Related Items occurs may constitute an additional benefit to the Grantee on which additional income tax and National Insurance contributions (“NICs”) may be payable. The Grantee will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and paying the Company or the Employer (as appropriate) the amount of any NICs due on this additional benefit, which the Company or the Employer may recover from the Grantee by any of the means referred to in the Plan or Paragraph 11 of the Award Agreement.

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